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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Epoch Pharmaceuticals, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-66742) on Form S-3 of Epoch Pharmaceuticals, Inc. of our report dated February 10, 1999, relating to the balance sheet of Epoch Pharmaceuticals, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on form 10-KSB of Epoch Pharmaceuticals, Inc.

Our report dated February 10, 1999 contains an explanatory paragraph which states that the Company has suffered reoccurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                     KPMG LLP


Seattle, Washington
April 14, 1999